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                                                                    EXHIBIT 99.2

[DISC LOGO]

                     FOR IMMEDIATE RELEASE

Company Contact:
LORETTA SHOWS
DISC, Inc.
408-934-7000 ext. 126
lshows@disc-storage.com

WWW.DISC-STORAGE.COM

                DISC INC. COMPLETES NSM STORAGE GMBH ACQUISITION

MILPITAS, CALIF., AUGUST 7, 2001 -- DISC Inc. (Nasdaq: DCSR), a manufacturer of automated solutions for enterprise storage, today announced that it has purchased all of the outstanding shares of NSM Storage GmbH, a CD and DVD library systems company located in Bingen, Germany, pursuant to which NSM has become a wholly-owned subsidiary of DISC.

The transaction enables the implementation of a mutually-held strategy of DISC and NSM to provide storage solutions for today's enterprise networks. The combined companies will offer a wide-range of NearLine storage solutions worldwide for a fraction of the total cost of RAID.

"The merger of NSM and DISC creates a much stronger entity in several dimensions," said president and CEO Richard Ellis. "With the combination of NSM's strong sales channels in Europe, coupled with DISC's existing presence in North America, we have created a worldwide sales organization for NearLine storage systems. Additionally, manufacturing and support organizations in both the European Community and North America will be better equipped to support our customers' needs.
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This acquisition helps us to address growing storage requirements and accelerate the adoption of our technology in the broad-based storage market."

The merger allows DISC and NSM to provide their combined customers with a variety of NearLine storage products based on DVD-RAM and Magneto-Optical technologies. NSM Storage GmbH will change its name to DISC GmbH and continue to develop products focused on the mid-range storage market from existing facilities in Bingen, Germany. DISC Inc. will continue to concentrate its development efforts on products targeted at the enterprise-level and systems markets. With manufacturing, sales and customer service in both the United States and the European Community, the combined company can readily serve geographic markets that account for 85% of all IT purchases worldwide. The Company will also build upon existing relationships in the international marketplace outside Europe and North America.

Pursuant to the terms of the Share Purchase Agreement entered into on July 9, 2001, DISC has acquired all of the outstanding shares of NSM in exchange for 965,000 shares of DISC common stock and a nominal cash payment of $10,000. The acquisition will be accounted for as a purchase.

About NSM Storage:


NSM Storage GmbH, founded in 1994 as a subsidiary of the Bingen Company, NSM AG, has played a leading role in the development, production and marketing of audio jukeboxes for more than four decades. NSM Storage GmbH has benefited from its parent company in the fields of robotics and control electronics. Today, NSM Storage GmbH has more than 5,000 jukebox systems installed worldwide, making it a leading company in this sector. In addition to subsidiaries in the United States and the United Kingdom, the company also has authorized distributors and service partners for sales of CD and DVD jukebox solutions and local customer support in 40 countries.

About DISC:


Established in 1986, DISC, Inc., a manufacturer of automated library solutions, provides companies with storage devices that add capacity to networks for a fraction of the cost of RAID. DISC's storage solutions range in capacity from 208 GB to 9.7TB. Headquartered in Milpitas, CA, DISC, Inc. can be found on the World Wide Web at www.disc-storage.com. Sales offices are located in Northern California, Chicago, Boston, Dallas, Washington D.C. and London and can be reached by calling (800) 944-3472 or (408) 934-7000 or by e-mail at sales@disc-storage.com.


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This press release includes forward-looking statements, including statements about DISC's and NSM's product capabilities and leadership, the combined strength of DISC and NSM, the range and capabilities of and potential markets for the combined company's products and services, the development and availability of future products, and the potential for rapid growth and increasing market share. These statements are subject to risks and uncertainties, which could cause future events to differ materially. These risks and uncertainties include, among others, the ability of DISC to successfully integrate NSM and its operations, the compatibility of the combined company's products and services, the combined company's dependence on successfully developing, introducing and commercializing new products and/or developing enhancements to existing products, potential defects in the products to be developed, the acceptance by the market of these products and services, rapid technological change and competitive developments, the ability of the combined company to successfully market its products and services, risks related to the growth prospects of the markets that the combined company serves, the loss of customers or distributors, increased competition and pricing pressure, and DISC's ability to obtain additional financing which it anticipates will be required to continue to finance its operations in light of DISC's and NSM's history of losses.

Further information on these and other factors is provided in DISC's Annual Report on Form 10-K for the year ended December 31, 2000. All forward-looking statements are based on information available to DISC on the date hereof, and DISC assumes no obligation to update such statements.


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